UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2020

MultiPlan Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39228	83-3536151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Fifth Avenue New York, NY	10003
(Address of principal executive offices)	(Zip Code)

(212) 780-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A Common Stock, par value $0.0001 per share	MPLN	New York Stock Exchange
Warrants	MPLN.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 29, 2020, MPH Acquisition Holdings LLC (the “Issuer”), an indirect wholly owned subsidiary of MultiPlan Corporation (“MultiPlan” or the “Company”), issued and sold $1,300 million in aggregate principal amount of 5.750% Senior Notes due 2028 (the “Notes”), under an Indenture dated as of October 29, 2020 (the “Indenture”), by and among the Issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee. The Issuer also entered into an amendment to increase the commitments under its senior secured revolving credit facility from $100.0 million to $450.0 million.

The Notes were offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act.

The Issuer used the net proceeds from the Notes, together with $715 million of cash on hand, (i) to redeem, satisfy and discharge all of the Issuer’s outstanding 7.125% Senior Notes due 2024 and repay $369 million of indebtedness under its senior secured term loan facility and (ii) to pay fees and expenses in connection therewith.

The description in this Current Report on Form 8-K (this “Report”) of the Indenture and the Notes and the amendment to the Issuer’s senior secured revolving credit facility does not purport to be complete and is qualified in its entirety by reference to the full text of each of such documents, which are filed as Exhibits 4.1, 4.2 and 10.1, respectively, to this Report and are incorporated herein by reference.

Indenture and Notes

The following is a brief description of the material provisions of the Indenture and the Notes.

Interest; Maturity

The Notes bear interest at a rate of 5.750% per annum. Interest on the Notes is payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing May 1, 2021. The Notes mature on November 1, 2028.

Guarantees

The Notes are fully and unconditionally guaranteed, jointly and severally, by each of the Issuer’s wholly owned domestic restricted subsidiaries that guarantees the Issuer’s senior secured credit facilities. The Notes are not guaranteed by the Company.

Ranking

The Notes will be the Issuer’s and the guarantors’ senior unsecured obligations and (i) rank senior in right of payment to any future subordinated indebtedness of the Issuer and the guarantors, (ii) are effectively subordinated to all of the Issuer’s and the guarantors’ existing and future secured indebtedness (including the indebtedness under the Issuer’s senior secured credit facilities, to the extent of the value of the assets securing such indebtedness) and (iii) are structurally subordinated to all existing and future indebtedness and other claims and liabilities (including trade payables) of the Issuer’s subsidiaries that do not guarantee the Notes.

Optional Redemption

Prior to November 1, 2023, the Issuer may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium, plus accrued and unpaid interest to, but excluding, the redemption date.

At any time (which may be more than once) before November 1, 2023, the Issuer may redeem up to 40% of the aggregate principal amount of Notes issued with the net proceeds raised by the Issuer or the Issuer’s parent entities in one or more equity offerings at a redemption price of 105.750% of the principal amount of the Notes being redeemed, plus accrued interest to, but excluding, the date of redemption.

On and after November 1, 2023, the Company may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Price
2023	102.875%
2024	101.438%
2025 and thereafter	100.000%

Repurchase at the Option of Holders

Upon the occurrence of specific kinds of changes of control events, the holders of Notes of will have the right to cause the Issuer to repurchase some or all of the Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to excluding the date of purchase.

If the Issuer or the Issuer’s subsidiaries engage in asset sales, the Issuer generally must either invest the net cash proceeds from such asset sales in the Issuer’s business within a specified period of time, repay certain senior secured debt or make an offer to purchase a principal amount of the Notes equal to the excess net cash proceeds. The purchase price of the Notes will be 100% of their principal amount, plus accrued and unpaid interest, if any, to excluding the date of purchase.

Covenants; Events of Default

The Indenture contains certain covenants that, among other things, limit the Issuer’s ability and the ability of the Issuer’s restricted subsidiaries to: pay dividends or distributions, repurchase equity, prepay junior debt and make certain investments; incur additional debt or issue certain disqualified stock and preferred stock; incur liens on assets; merge or consolidate with another company or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets; enter into transactions with affiliates; and allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to the Issuer.

These covenants are subject to important exceptions and qualifications. Certain covenants will cease to apply to the Notes for so long as the Notes have investment grade ratings from both Moody’s Investors Service, Inc. and S&P Global Ratings.

The Indenture also provides for certain customary events of default, including, among others, nonpayment of principal or interest, failure to pay final judgments in excess of a specified threshold, failure of a guarantee to remain in effect, bankruptcy and insolvency events, and cross acceleration, the occurrence of which could result in the principal of and accrued interest on the Notes to become or be declared due and payable immediately.

Revolving Credit Facility Amendment

On October 29, 2020, the Issuer entered into an Incremental Revolving Credit Commitment Increase Agreement No. 1, by and among the Issuer, Barclays Bank PLC, as Administrative Agent, the other lenders party thereto and the other parties party thereto (the “Amendment”). Pursuant to the Amendment, the commitments under the Issuer’s senior secured revolving credit facility were increased from $100.0 million to $450.0 million and certain of the terms and conditions relating to the senior secured revolving credit facility were amended. As amended by the Amendment, if, as of the last day of any fiscal quarter of the Issuer, the aggregate amount of loans under the revolving credit facility, letters of credit issued under the revolving credit facility (to the extent not cash collateralized or backstopped or, in the aggregate, in excess of $10.0 million) and swingline loans are outstanding and/or issued in an aggregate amount greater than 35% of the total commitments in respect of the revolving credit facility at such time, the revolving credit facility will require the Issuer to maintain a maximum first lien secured leverage ratio of 6.75 to 1.00.

Item 1.02.	Termination of a Material Definitive Agreement.

On October 29, 2020, the Issuer redeemed all of its outstanding 7.125% Senior Notes due 2024 (the “Redeemed Notes”) in accordance with the provisions of the Redeemed Notes and the indenture governing the Redeemed Notes. The obligations of the Issuer under the Redeemed Notes and the indenture governing the Redeemed Notes were discharged as of such date.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of October 29, 2020, by and among MPH Acquisition Holdings LLC, the guarantors party thereto and Wilmington Trust, National Association
4.2	Form of 5.750% Senior Note due 2028 (included in Exhibit 4.1)
10.1	Incremental Revolving Credit Commitment Increase Agreement No. 1, dated as of October 29, 2020, among MPH Acquisition Corp 1, MPH Acquisition Holdings LLC, as the Borrower, Barclays Bank PLC, as Administrative Agent, the Incremental Revolving Credit Commitment Increase Lenders party thereto and the other parties party thereto

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2020	MultiPlan Corporation

	By:	/s/ David Redmond
	Name:	David Redmond
	Title:	Executive Vice President and Chief Financial Officer